Exhibit 4.14
SUPPLEMENTAL INDENTURE NO. 17 (this “Supplement”), dated as of February 27, 2009 is entered into by and among CONSTELLATION BRANDS, INC., a Delaware corporation (the “Company”), CONSTELLATION SERVICES LLC, a Delaware limited liability company (the “New Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY NATIONAL ASSOCIATION (successor trustee to BNY Midwest Trust Company), as trustee (the “Trustee”).
RECITALS OF THE COMPANY AND THE NEW GUARANTOR
     WHEREAS, the Company, the Guarantors and the Trustee have executed and delivered an Indenture, dated as of February 25, 1999 (the “February 1999 Indenture”), as supplemented by a Supplemental Indenture No. 4, dated as of May 15, 2000, with respect to the issuance by the Company of 8 1/2% Series C Senior Notes due 2009 (the “Fourth Supplemental Indenture”, a Supplemental Indenture No. 7, dated as of January 23, 2002, with respect to the issuance by the Company of 8 1/8% Senior Subordinated Notes due 2012 in the aggregate principal amount of $250,000,000 (the “Seventh Supplemental Indenture”), and any other supplements and amendments thereto made prior to the date hereof and in effect on the date hereof (the February 1999 Indenture, the Fourth Supplemental Indenture, the Seventh Supplemental Indenture and together with such other supplements and amendments are collectively herein referred to as the “Indentures”);
     WHEREAS, the Guarantors guarantee, jointly and severally, the full and punctual payment and performance when due of all Indenture Obligations;
     WHEREAS, pursuant to (i) Section 4.15 of the Fourth Supplemental Indenture and (ii) Section 3.10 of the Seventh Supplemental Indenture, the New Guarantor is obligated to enter into this Supplement thereby guaranteeing the punctual payment and performance when due of all Indenture Obligations;
     WHEREAS, pursuant to (i) Section 8.01 of the Fourth Supplemental Indenture and (ii) Section 11.1 of the Seventh Supplemental Indenture, the Company, the New Guarantor and the Trustee may enter into this Supplement without the consent of any Holder;
     WHEREAS, the execution and delivery of this Supplement have been duly authorized by Board Resolutions of the respective Boards of Directors of the Company and the New Guarantor; and
     WHEREAS, all conditions and requirements necessary to make the Supplement valid and binding upon the Company and the New Guarantor, and enforceable against the Company and the New Guarantor in accordance with its terms, have been performed and fulfilled.
     NOW, THEREFORE, in consideration of the above premises, each of the parties hereto agrees, for the benefit of the others and for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE ONE
THE NEW GUARANTEE
     Section 1.01. For value received, the New Guarantor hereby absolutely, unconditionally and irrevocably guarantees (the “New Guarantee”), jointly and severally among itself and the Guarantors, to the Trustee and the Holders, as if such New Guarantor was the principal debtor, the punctual payment and performance when due of all Indenture Obligations (which for purposes of the New Guarantee shall also be deemed to include all commissions, fees, charges, costs and other expenses (including reasonable legal fees and disbursements of one counsel) arising out of or incurred by the Trustee or the Holders in connection with the enforcement of this New Guarantee). The agreements made and obligations assumed hereunder by the New Guarantor shall constitute and shall be deemed to constitute a Guarantee under the Indentures and for all purposes of the Indentures, and such New Guarantor shall be considered a Guarantor for all purposes of the Indentures as if such New Guarantor was originally named therein as a Guarantor.
     Section 1.02. The New Guarantee shall be released upon the occurrence of the events as provided in the Indentures.
     Section 1.03. In accordance with the terms of the Indentures, the New Guarantor hereby waives all rights of subrogation or contribution arising by reason of any payment by it pursuant to its Guarantee under the Indentures.
ARTICLE TWO
MISCELLANEOUS
     Section 2.01. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indentures shall have the meanings assigned to them in the Indentures. Except as supplemented hereby, the Indentures (including the Guarantees incorporated therein) and the notes issued pursuant thereto are in all respects ratified and confirmed and all the terms and provisions thereof shall remain in full force and effect.
     Section 2.02. This Supplement shall be effective as of the close of business on February 27, 2009.
     Section 2.03. The recitals contained herein shall be taken as the statements of the Company and the New Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplement.
     Section 2.04. This Supplement shall be governed by and construed in accordance with the laws of the jurisdiction which govern the Indentures and their construction.

     Section 2.05. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and attested all as of the day and year first above written.

CONSTELLATION BRANDS, INC.

By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Senior Vice President and Treasurer
Attest:

/s/ Barbara J. LaVerdi

Name:	Barbara J. LaVerdi
Title:	Vice President, Associate General Counsel and Assistant Secretary

CONSTELLATION SERVICES LLC

By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Vice President and Assistant Treasurer
Attest:

/s/ Barbara J. LaVerdi

Name:	Barbara J. LaVerdi
Title:	Assistant Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY NATIONAL ASSOCIATION

By:	/s/ D.G. Donovan
Name:	D.G. Donovan
Title:	Vice President
Attest:

/s/ M. Callahan

Name:	M. Callahan
Title:	Vice President